Deere & Company Other Financial Information	Exhibit 99.2 (Furnished herewith)

For the Three Months Ended	Equipment Operations*		Agriculture and Turf		Construction and Forestry*
	January 28	January 29	January 28	January 29	January 28	January 29
Dollars in millions	2018	2017**	2018	2017**	2018	2017**
Net Sales	$5,974	$4,698	$4,243	$3,598	$1,731	$1,100
Net Sales - excluding Wirtgen	$5,719	$4,698	$4,243	$3,598	$1,476	$1,100
Average Identifiable Assets
With Inventories at LIFO	$17,558	$11,596	$9,937	$8,591	$7,621	$3,005
With Inventories at LIFO - excluding Wirtgen	$13,112	$11,596	$9,937	$8,591	$3,175	$3,005
With Inventories at Standard Cost	$18,837	$12,870	$10,970	$9,627	$7,867	$3,243
With Inventories at Standard Cost - excluding Wirtgen	$14,391	$12,870	$10,970	$9,627	$3,421	$3,243
Operating Profit (Loss)	$419	$255	$387	$218	$32	$37
Operating Profit (Loss) - excluding Wirtgen	$511	$255	$387	$218	$124	$37
Percent of Net Sales - excluding Wirtgen	8.9%	5.4%	9.1%	6.1%	8.4%	3.4%
Operating Return on Assets - excluding Wirtgen
With Inventories at LIFO - excluding Wirtgen	3.9%	2.2%	3.9%	2.5%	3.9%	1.2%
With Inventories at Standard Cost - excluding Wirtgen	3.6%	2.0%	3.5%	2.3%	3.6%	1.1%
SVA Cost of Assets - excluding Wirtgen	$(432)	$(387)	$(329)	$(289)	$(103)	$(98)
SVA - excluding Wirtgen	$79	$(132)	$58	$(71)	$21	$(61)

For the Three Months Ended	Financial Services
Dollars in millions	January 28 2018***	January 29 2017**
Net Income Attributable to Deere & Company	$425	$114
Net Income Attributable to Deere & Company - Tax Adjusted	$147	$114
Average Equity	$4,791	$4,442
Average Equity - Tax Adjusted	$4,721	$4,442
Return on Equity - Tax Adjusted	3.1%	2.6%
Operating Profit	$217	$167
Average Equity - Tax Adjusted	$4,721	$4,442
Cost of Equity	$(174)	$(163)
SVA	$43	$4

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 15 percent of the segment’s average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

* On December 1, 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH’s operations (Wirtgen), the leading manufacturer worldwide of road construction equipment. Wirtgen is included in the construction and forestry segment. Wirtgen is excluded from the metrics above in order to provide comparability to the Company’s performance in prior periods.

** During the first quarter of fiscal 2018, the Company adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The ASU requires that employers report only the service cost component of the total defined benefit pension and postretirement benefit cost in Operating Profit. The ASU was adopted on a retrospective basis for the presentation of Operating Profit and on a prospective basis for the capitalization of only the service cost. Operating Profit amounts reported for fiscal 2017 have been restated accordingly.

*** On December 22, 2017, the U.S. government enacted new tax legislation (Tax Act). The primary provisions of the Tax Act expected to impact the Company in fiscal year 2018 are a reduction to the U.S. federal income tax rate from 35 percent to 21 percent and a transition from a worldwide corporate tax system to a territorial tax system. As the Financial Services segment SVA is based on average equity, the “Tax Adjusted” amounts remove the effects of the discrete income tax benefit and the lower corporate tax rate provided in the Tax Act for comparability to the prior period.

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